EXHIBIT 22




   (22) Subsidiaries of Registrant
        A. Registrant:  Tejon Ranch Co.
        B. Subsidiaries of Registrant
           a. Tejon Ranchcorp (100% of whose Common Stock is owned by Registrant);
           b. Laval Farms Corporation, formerly Tejon Agricultural Corporation (100% of whose Common Stock is owned by Tejon Ranchcorp);
           c. Tejon Farming Company (100% of whose Common Stock is owned by Tejon Ranchcorp);
           d. Tejon Marketing Company; (100% of whose Common Stock is owned by Tejon Ranchcorp);
           e. Tejon Ranch Feedlot, In. (100% of whose Common Stock is owned by Tejon Ranchcorp);
           f. White Wolf Corporation (100% of whose Common Stock is owned by Tejon Ranchcorp);
           g. Tejon Development Company; (100% of whose Common Stock is owned by Tejon Ranchcorp).

        C. Each of the aforesaid subsidiaries is included in

   Registrant's Consolidated Financial Statement set forth in answer to
   Item 14(a)(1) hereof.

        D. Each of the aforesaid subsidiaries was organized and incorporated under the laws of the State of California.

        E. Each of the aforesaid subsidiaries does business under its name, as shown. Tejon Ranchcorp also does business under the names

   Tejon Ranch, Fireside Oak Co. and Grapevine Center.
        In addition to the foregoing, Laval Farms Limited Partnership,

   formerly Tejon Agricultural Partners, a California limited partnership, may be deemed to be a "subsidiary" of Registrant within the meaning of the Rules under the Securities Exchange Act of 1934 by reason of the fact that the sole general partner of said partnership is Laval Farms Corporation, a wholly-owned subsidiary of Registrant.



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